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NEWS RELEASE Entegris, Inc. Corporate Headquarters 3500 Lyman Boulevard Chaska Minnesota 55318 USA Tel. 952-556-3131 Steve Cantor VP of Corporate Relations Tel. 978-436-6750 irelations@entegris.com

For Release at 8:05 PM (ET)

Entegris, Inc. Announces Final Results of Tender Offer

CHASKA (Minneapolis), Minn., June 14, 2007 – Entegris, Inc. (Nasdaq: ENTG) announced today the final results of its modified “Dutch Auction” tender offer which expired at 11:59 p.m. ET, on Friday, June 8, 2007.

The Company has accepted for purchase 21,110,598 of its common shares at a purchase price of $11.80 per share, for a total cost of approximately $249 million. The shares accepted for purchase represent approximately 16% of the shares of common stock outstanding.

The depositary will promptly issue payment for the shares accepted for purchase in the tender. Any shares properly tendered and not properly withdrawn, but not purchased, will be returned promptly to stockholders by the depositary.

Entegris has financed the tender offer with available cash on hand together with a $25 million term loan from Wells Fargo Bank, N.A. In addition, the Company has entered into a $60 million revolving credit facility with Wells Fargo Bank, N.A., which remains available at this time.

About Entegris

Entegris is the global leader in materials integrity management, delivering a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements which are modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, future operating results of Entegris, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including the discussion described under the headings “Risks Relating to our Business and Industry,” “Manufacturing Risks,” “International Risks,” and “Risks Related to Securities Markets and Ownership of Our Securities” in Item 1A of our Annual Report on Form 10–K for the fiscal year ended December 31, 2006, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

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The materials integrity management company